UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2011

MusclePharm Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

4721 Ironton Street, Building A
Denver, Colorado 90839
 (Address of principal executive offices)

(303) 396-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On June 29, 2011 (the “Closing Date”), MusclePharm Corporation (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with Inter-Mountain Capital Corp., a Delaware corporation (the “Investor”), whereby the Company issued and sold, and the Investor purchased: (i) a Secured Convertible Promissory Note of the Company in the principal amount of $2,651,000 (the “Company Note”) and (ii) a warrant to purchase common stock of the Company.

The principal amount of the Company Note is $2,651,000 (the “Maturity Amount”) and the Company Note is due 48 months from the Closing Date.  The Company Note bears an interest rate of 6% per annum, compounded daily.  The total amount funded (in cash and notes) at closing was $2,400,000, representing the Maturity Amount less an original issue discount of $241,000 and the payment of $10,000 to the Investor to cover its fees, with payment consisting of $400,000 advanced on July 1, 2011, and $2,000,000 in a series of ten secured convertible notes with interest rates of 5% per annum, compounded daily.

Beginning three months after closing, the Investor has the right to convert, subject to restrictions described in the Company Note, all or a portion of the outstanding amount of the Company Note that is eligible for conversion into shares of the Company’s common stock.  The number of common shares delivered to the Investor upon conversion will be calculated by dividing the amount of the Company Note that is being converted by the market price of the common stock, which is defined as 80% of the lowest trade price during the 30 trading days immediately preceding the date of the conversion.

The Investor has also received a warrant to purchase such number of shares of common stock of the Company equal to $800,000 divided by 80% of the lowest trade price of the common stock during the 30 trading days immediately preceding the Closing Date, at any time within five years after the Closing Date (the “Warrant”).  The Warrant also contains a net exercise provision.

Each of the Company Note and the Warrant contain “blocker provisions” such that the Investor shall not be permitted to hold by virtue of payment of interest or principal under the Company Note or conversion of the Company Note or the exercise of the Warrant a number of shares of common stock exceeding 9.99% of the number of shares of the Company’s common stock outstanding on such date (the “9.99% Cap”).  The Company shall not be obligated and shall not issue to the Investor shares of its common stock which would exceed the 9.99% Cap, but only until such time as the 9.99% Cap would no longer be exceeded by any such receipt of shares of common stock by the Investor.

The Investor’s obligation to pay the balance of the purchase price of the Company Note is evidenced by 10 Secured Buyer Notes (“Buyer Notes”).  Each Buyer Note is in the principal amount of $200,000.  Each Buyer Note is secured by a trust deed (“Trust Deed”) encumbering a parcel of real estate with improvements in the State of Utah, which is owned by the Investor (the “Real Estate”).  The Company has received a first priority lien and security interest in the Real Estate by virtue of the Trust Deed to be recorded in the county office where the Real Estate is located.  Each Buyer Note is due and payable on or before the earlier of (i) 49 months from the Closing Date, or (ii) subject to certain conditions described in each Buyer Note, a date beginning on September 29, 2011 for the first Buyer Note, February 29, 2012 for the second Buyer Note, March 29, 2012 for the third Buyer Note, April 29, 2012 for the fourth Buyer Note and so forth on the 29th day of each subsequent month thereafter for each subsequent Buyer Note.

Each Buyer Note contains standard events of default related to payment, certain covenants and bankruptcy events.  The Trust Deed (and lien of the Company on the Real Estate) will be released upon the first to occur of: (i) written notice from the Company that the full amount of the Buyer Notes has been repaid, or (ii) the date that is six months and three days following the date the Trust Deed is recorded (or such longer period as indicated in a written notice from the Investor) (the “Release Date”).  The termination of the Trust Deed may be delayed if the Buyer Notes are then in default.  The instruments needed to release the Trust Deed, specifically the Request for Reconveyance and the Deed of Reconveyance will be held in escrow by an appointed escrow agent, under the terms of the Escrow Agreement dated as of the Closing Date, by and among the parties.

The Company Note, the Warrant, the Buyer Notes, the Escrow Agreement, the Trust Deed, the Request for Reconveyance, and the Company Security Agreement (the “Transaction Documents”) were each delivered pursuant to the terms of the Purchase Agreement.  The Purchase Agreement contains representations and warranties of the Company and the Investor that are customary for transactions of this kind.  The Purchase Agreement contains certain penalties and damages in the event the Investor is unable to sell shares of the Company’s common stock under Rule 144 because the Company is not current in regards to its required reports under the Securities Exchange Act of 1934, as amended, or if the Company fails to timely deliver (generally within five business days) any shares of common stock issuable to the Investor upon conversion of the Company Note or exercise of the Warrant.

The issuance of the Warrant and the Company Note were made pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the Investor was an accredited investor, the Investor took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

The above description of the Transaction Documents do not purport to be complete and are qualified in their entirety by the documents themselves.

Item 2.03  Creation of a Direct Financial Obligation of a Registrant.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

As described in Item 1.01 above, the Investor received the Warrant to purchase shares of common stock of the Company.  The shares of common stock underlying the Warrant are exempt from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Date: July 8, 2011	By:	/s/ Brad J. Pyatt
Brad J. Pyatt
Chief Executive Officer